Ambac Appoints Alexander D. Greene to Its Board of Directors
NEW YORK, NY, April 2, 2015 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries provide financial guarantees and other financial services, today announced the appointment of Alexander D. Greene as an independent Director, effective immediately. Mr. Greene has also become a member of the Audit and Compensation Committees. With this appointment, the Board is comprised of five Directors, four of whom are independent.
Commenting on today’s announcement Jeffrey S. Stein, Chairman, said, “We would like to welcome Alex to the Board of Directors. We are confident that his knowledge and experience will help us continue to create value for Ambac’s stakeholders.”
Nader Tavakoli, Director, Interim President and Chief Executive Officer, added, “We are very pleased and fortunate to add a professional of Alex’s caliber to Ambac’s Board and expect that he will make significant contributions in helping shape our vision and strategy going forward.”
Mr. Greene said, “I am pleased to join Ambac’s Board and very much looking forward to working with the other Directors and the management team. Ambac has made considerable progress in the last several years and I am excited by the opportunity to help create value and contribute to its future success.”
Mr. Greene has over 30 years of corporate finance and private equity experience. From December 2005 to March 2014, he was a Managing Partner and Head of U.S. Private Equity at Brookfield Asset Management, a global asset manager with over $175 billion of assets under management. At Brookfield, he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation. Prior to joining Brookfield, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners, a private equity fund investing in underperforming industrial companies; and at Wasserstein Perella & Co., and Whitman Heffernan Rhein & Co., served as an investment banker to large and mid-cap companies, boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. Mr. Greene is a director of Overseas Shipholding Group, Inc. and USA Truck, Inc. and formerly served as a director of Longview Fibre Paper and Packaging, CWC Energy Services Corp. and Civeo Corporation. He is a member of the Armonk New York Fire Department and serves on the Budget and Finance Advisory Committee for the Town of North Castle, New York. He holds a Bachelor of Business Administration in Finance from the George Washington University.
About Ambac
Ambac Financial Group, Inc., ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com

Source: Ambac Financial Group, Inc.